Exhibit 10.2
February 20, 2020
Via Hand Delivery
Rajiv Patni
c/o Adamas Pharmaceuticals, Inc.

Re: Separation and Consulting Agreement
Dear Rajiv:
This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Adamas Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.SEPARATION DATE. You have informed the Company that you intend to resign from the Company, and the Company hereby accepts your resignation. Accordingly, your last day of employment with the Company will be January 31, 2020 (the “Separation Date”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off (“PTO”) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
2.CONSULTING PERIOD. If: (i) you timely sign, date, and return this Agreement to the Company and allow all of the releases contained herein to become effective; and (ii) you comply with all of your obligations to the Company hereunder; then the Company will retain you as a consultant under the terms specified below. The consulting relationship will commence on February 15, 2020 and continue through July 15, 2020, unless terminated earlier pursuant to the terms set forth below or extended by mutual written agreement (the “Consulting Period”). You acknowledge and agree that prior to entering into this Agreement, the Company is under no legal obligation to retain your services as a consultant after the Separation Date and therefore this Consulting Period constitutes consideration for your obligations as specified herein.
(a)Consulting Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company in the areas of your experience and expertise, which shall include (without limitation) providing assistance and support to the Company with respect to the Company’s development programs in multiple sclerosis, and Parkinson’s disease “Consulting Services”). The Company anticipates that you will provide services at the request of, and subject to the direction of, the Company’s Chief Executive Officer or such other Company executive as the Chief Executive Officer may designate.
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(b)Provision of Consulting Services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.
(c)Consulting Fees. Provided that you comply with your contractual obligations to the Company (including, without limitation, the obligations set forth herein), then the Company will pay you consulting fees at a rate of $10,000 per month, which shall cover the first ten (10) hours of Consulting Services you provide to the Company per month (the “Consulting Fees”). If you provide more than 10 hours of Consulting Services in a month, then the Company will pay you at the rate of $450 per hour for any hour worked over 10 hours per month. The Consulting Fees may be subject to applicable tax-related deductions and withholdings if required by applicable law as reasonably determined by the Company. If the additional services outlined on Exhibit B are completed as outlined you are eligible to earn up to an additional $45,000 total potential success fee payments per Exhibit B.
(d)Independent Contractor Relationship. Your relationship with the Company as a consultant will be that of an independent contractor only, and nothing herein is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Company and you. As an independent contractor, you will not be entitled to any of the benefits that the Company may make available to its employees generally, including but not limited to group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act, the California Labor Code, or other laws or regulations governing employment relationships.
(f)Taxes and Withholding. Unless required by law as reasonably determined by the Company, the Company will not make any withholdings or deductions, and will issue you an IRS Form 1099, with respect to any Consulting Fees paid to you. You will be responsible for all taxes with respect to the Consulting Fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Consulting Fees.
(g)Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
(h)Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you
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obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Confidential Information and Inventions Assignment Agreement with the Company, and subject to the limitations set forth therein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Confidential Information and Inventions Assignment Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.
(i)Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such activities do not unreasonably interfere with your obligations under this Agreement, and in any event, unless otherwise waived in writing by the Company, do not compete or otherwise conflict with, directly or indirectly, the business, operations and interests of the Company. Specifically, during the Consulting Period, you are prohibited from performing any work for any business entity that is competitive with the Company and from engaging in any other work activity, or preparation for work activity, that is competitive with the Company. For purposes of this Agreement, the term “competitive” shall mean other companies or institutions that are researching and/or developing therapies for chronic disorders of the central nervous system. Notwithstanding the foregoing, the Company consents to your employment with Portola Pharmaceuticals, Inc. following the date of this Agreement and during the term of the Consulting Period.
(j)Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following:
(i)July 15, 2020, unless the Consulting Period is extended by mutual agreement of the parties; or
(ii)Immediately upon the Company’s written notice to you that you have breached any of your obligations hereunder or have breached any of your obligations under your Confidential Information and Inventions Assignment Agreement; or
(iii)If the Consulting Period ends pursuant to Section 2(j)(ii), you will be entitled to all Consulting Fees (or pro rata portion thereof) earned through the last date that you provide Consulting Services.
3.STOCK OPTIONS. You were granted equity awards pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your grant documents, vesting will cease as of the Separation Date and your rights to exercise any vested options shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the Plan. Your options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan. You understand that you will not receive additional equity awards during the Consulting Period.
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4.OTHER COMPENSATION OR BENEFITS. You acknowledge and agree that you are not entitled to any severance benefits pursuant to the Adamas Pharmaceuticals, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”) or any other agreements between you and the Company, and this Agreement supersedes and extinguishes any obligation of the Company to provide you with any severance benefits under the Severance Plan or any other agreements. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You further acknowledge that you are not eligible to receive, and will not receive, any other severance benefit under any Company severance plan or any other agreements with the Company. In addition, you also acknowledge and agree that you have not earned, will not earn, and will not receive any bonus or incentive compensation for 2019.
5.EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the benefits provided hereunder. Notwithstanding anything to the contrary contained herein, during the Consulting Period only, it is understood that you will retain your Company laptop computer for the purposes of providing the Consulting Services, which you must return to the Company upon request and no later than the last day of the Consulting Period.
7.CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) you may disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment
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Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Governmental Agencies”), or during the course of an investigation or proceeding that may be conducted by any Government Agency; and (e) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation. It is understood and agreed that you may provide a copy of this Agreement to Portola Pharmaceuticals, Inc.
8.NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
9.NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. Notwithstanding the foregoing, you may cooperate with, or participate in any proceeding before any Governmental Agency or as required by compulsion of law.
10.COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. In addition to the Consulting Fees specified herein, the Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs.
11.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.RELEASE OF CLAIMS.
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and
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completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
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        You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims for breach of this Agreement; and (iv) any rights you may have to coverage under the Company’s Director and Officer insurance policies. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Government Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
13.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
14.GENERAL. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.

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I wish you good luck in your future endeavors.
Sincerely,
ADAMAS PHARMACEUTICALS, INC.

By:	/s/ Eric Schlezinger
Eric Schlezinger
Vice President and Head of Human Resources
February 25, 2020

Exhibit A – Confidential Information and Inventions Assignment Agreement

ACCEPTED AND AGREED:

/s/ Rajiv Patni
Rajiv Patni

February 20, 2020
Date

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